As filed with the Securities and Exchange Commission on April 20, 2007

                                          Registration Statement No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM F-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                          Ultrapetrol (Bahamas) Limited
             (Exact name of registrant as specified in its charter)

   Commonwealth of The Bahamas               4412                    N/A
(State or other jurisdiction of       (Primary Standard       (I.R.S. Employer
 incorporation or organization)           Industrial         Identification No.)
                                        Classification
                                         Code Number)

 Ultrapetrol (Bahamas) Limited                       Seward & Kissel LLP
 Attention: Felipe Menendez R.               Attention: Lawrence Rutkowski, Esq.
Ocean Centre, Montagu Foreshore                    One Battery Park Plaza
         East Bay St.                             New York, New York 10004
       Nassau, Bahamas                                 (212) 574-1200
       P.O. Box SS-19084                     (Name, address and telephone number
       (242) 364-4755                               of agent for service)
(Address and telephone number of
Registrant's principal executive offices)

                                 --------------

                                   Copies to:

    Lawrence Rutkowski, Esq.                     William J. Whelan, III, Esq.
      Seward & Kissel LLP                         Cravath, Swaine & Moore LLP
     One Battery Park Plaza                             Worldwide Plaza
    New York, New York 10004                           825 Eighth Avenue
(212) 574-1200 (telephone number)                 New York, New York 10019
(212) 480-8421 (facsimile number)              (212) 474-1000 (telephone number)
                                               (212) 474-3700 (facsimile number)

                                 --------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                                 --------------

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X| Registration No. 333-141485

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                 --------------

                                  CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------
        Title of Each Class of          Proposed Maximum Aggregate Offering       Amount of
     Securities to be Registered                    Price(1)                 Registration Fee
--------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share             $16,100,000                      $500
--------------------------------------------------------------------------------------------------

(1) Includes common stock, if any, that may be sold pursuant to the underwriters' over-allotment option.

                                 --------------

     This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933.

================================================================================

                                EXPLANATORY NOTE

     This registration statement is being filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form F-1 (Registration No. 333-141485) filed by Ultrapetrol (Bahamas) Limited with the Securities and Exchange Commission, which was declared effective by the Commission on April 19, 2007, are incorporated by reference into, and shall be deemed part of, this registration statement.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     All exhibits filed with or incorporated by reference in the Registration Statement No. 333-141485 are incorporated by reference into, and shall be deemed to be part of, this registration statement, except for the following, which are filed herewith.

Exhibit
Number    Description
------    -----------

5 Form of Opinion of Higgs & Johnson, Bahamas Counsel to the Company, as to the validity of the Shares
8 Form of Opinion of Seward & Kissel LLP, United States counsel to the Company, with respect to tax matters
23.1      Consent of Seward & Kissel LLP (contained in Exibit 8)
23.2 Consent of Pistrelli, Henry Martin y Asociados S.R.L., independent registered public accounting firm and member of Ernst & Young Global, independent registered public accounting firm
23.3      Consent of Doll Shipping Consulatancy
23.4      Consent of Higgs & Johnson

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-l and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on April 19, 2007.

                                ULTRAPETROL (BAHAMAS) LIMITED


                                By:                   *
                                    --------------------------------------------
                                    Name: Felipe Menendez R.
                                    Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on April 19, 2007 in the capacities indicated.

            Signature                                    Title
            ---------                                    -----

                                        Chief Executive Officer, President and
                *                       Director (Principal Executive Officer)
-----------------------------------
       Felipe Menendez R.


                *                        Executive Vice President and Director
-----------------------------------
       Ricardo Menendez R.


                *                       Chief Financial Officer, Secretary and
-----------------------------------      Director (Principal Financial Officer
      Leonard J. Hoskinson                 and Principal Accounting Officer)


                *                                      Director
-----------------------------------
         Katherine Downs


                *                                      Director
-----------------------------------
          James Martin


                *                                      Director
-----------------------------------
           George Wood


                *                                      Director
-----------------------------------
        Michael C. Hagan


     /s/ Lawrence Rutkowski
-----------------------------------
     * By Lawrence Rutkowski
        Attorney-in-Fact

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of America, has signed this registration statement in Coral Gables, Florida, on April 19, 2007.

RAVENSCROFT SHIP MANAGEMENT INC.


By: /s/ John C. Arthur
    ----------------------------------------------
    Name: John C. Arthur
    Authorized Representative in the United States

                                  EXHIBIT INDEX

Exhibit
Number    Description
------    -----------

5 Form of Opinion of Higgs & Johnson, Bahamas Counsel to the Company, as to the validity of the Shares
8 Form of Opinion of Seward & Kissel LLP, United States counsel to the Company, with respect to tax matters
23.1      Consent of Seward & Kissel LLP (contained in Exibit 8)
23.2 Consent of Pistrelli, Henry Martin y Asociados S.R.L., independent registered public accounting firm and member of Ernst & Young Global, independent registered public accounting firm
23.3      Consent of Doll Shipping Consulatancy
23.4      Consent of Higgs & Johnson